Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aether Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-91369, 333-52220 and 333-52222) on Form S-8 and the registration statements (Nos. 333-48898, 333-56154, 333-64264, and 333-74428) on Form S-3 of Aether Systems, Inc. of our report dated March 15, 2005 with respect to the consolidated balance sheets of Aether Systems, Inc. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated April 11, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K/A of Aether Systems, Inc.

/s/ KPMG LLP

Baltimore, Maryland
April 11, 2005